Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

September 11, 2012

VQT: Barclays Enhanced Equity Beta ETNs The Barclays ETN+ S&P VEQTORTM ETNs (the The volatility component of the Index is premised Note Details* “ETNs”) are senior, unsecured debt securities on the observation that, historically, volatility in Ticker1 VQT issued by Barclays Bank PLC that are linked to the equity markets tends to correlate negatively IIV Ticker VQTIV the performance of the S&P 500® Dynamic to the performance of US equity markets. In Issue Price $100.00 per ETN VEQTORTM Total Return Index (the “Index”). addition, rapid declines in the performance Bloomberg SPVQDTR Index Investors can trade the ETNs on the NYSE Arca of the US equity markets generally tend to be Index Ticker CUSIP 06740C337 exchange1 at a market price or receive a cash associated with particularly high volatility in such payment (less an investor fee) at the scheduled markets. The Index, therefore, seeks to reflect Primary NYSE Arca Exchange maturity upon early redemption2. such historically observed trends by allocating Annual Fee 0.95%** a greater proportion of its notional value to Inception Date 8/31/2010 The Index seeks to provide investors with broad investments in the US equity markets during Maturity Date 9/08/2020 equity market exposure with an implied volatility periods of low market volatility with the ability to Index S&P 500® Dynamic hedge by dynamically allocating its notional allocate a greater proportion of its notional value VEQTOR™ Index TR investments among three components: equity, to investments in a reference asset that tracks Issuer Details*** volatility and cash. The equity component of implied volatility during periods of high market Fitch Rating A (stable outlook) the Index is represented by the S&P 500® Total volatility. The Index also incorporates a (Long Term) S&P Rating A+ (negative Return and the volatility component of the Index “stop-loss” mechanic that shifts the entire (Long Term) outlook) is represented by the S&P 500® VIX Short-Term value of the Index to an interest-bearing cash Moody’s Rating A2 (negative FuturesTM Index. investment under certain circumstances. (Long Term) outlook) * For more information about the risks related Figure 1 to an investment in the ETNs, see “Selected Risk Considerations” at the end of this document Hypothetical and Historical Equity and Volatility Allocations and “Risk Factors” in the applicable prospectus supplement and pricing supplement. 100% **The investor fee is calculated on a daily basis S&P 500 VIX in the following manner: The investor fee on the 80% Short-Term initial valuation date will equal zero. On each subsequent calendar day until maturity or early 60% Futures Index (TR) redemption, the investor fee will increase by an 40% S&P 500 amount equal to the Annual Fee times the closing Total Return indicative note value of your securities on the 20% immediately preceding calendar day times the Cash closing level of the Index on such calendar day 0% divided by the closing level of the Index on the Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 immediately preceding calendar day (or, if such day is not an index business day, the such quotient Source: Barclays will equal one) divided by 365. Because your notes The diagram above illustrates the hypothetical and historical percentage allocations to the equity, volatility and cash components of the index from December 2005 to are subject to an investor fee, the return on the February 2012. Dates prior to November 18, 2009 are hypothetical and assume that the index had already been launched in December 2005. Past performance is not ETNs will always be lower than the total return on indicative of future results. See “Past Performance Is Not Indicative of Future Results” in “Selected Risk Considerations” at the end of this document. a direct investment in the Index. ***The ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The ETNs rely Figure 2 on the ratings of their issuer, Barclays Bank PLC. See “Credit of Barclays Bank PLC” in “Selected Hypothetical and Historical Index Performance Risk Considerations” at the end of this document. We have not obtained a rating from any rating 250 agency with respect to the ETNs. The credit ratings above relate solely to the issuer, Barclays 200 Bank PLC, and not to the ETNs. A security rating Index live since is not a recommendation to buy, sell or hold 150 November 18, 2009 S&P 500 Dynamic securities, and each rating should be evaluated VEQTOR Index 100 Total Return rating independently is subject of to any revision other or rating. withdrawal A security at any 50 S&P 500 time by the assigning rating organization, and Total Return there is no assurance that any security rating will 0 remain in effect for any given period of time or that Dec-05 Jun-06 Dec-06 Jun-07 Dec-07 Jun-08 Dec-08 Jun-09 Dec-09 Jun-10 Dec-10 Jun-11 Dec-11 Jun-12 it will not be lowered, suspended or withdrawn entirely by the applicable rating agency. Any such Index returns are for illustrative purposes only and do not represent actual ETN performance. Index performance returns does not reflect any management fees, lowering, suspension or withdrawal of any rating transaction costs or expenses. Dates prior to November 18, 2009 are hypothetical and assume that the Index had already been launched in December 2005. Past may have an adverse effect on the market price or performance is not indicative of future results. See “Past Performance Is Not Indicative of Future Results” in “Selected Risk Considerations” at the end of this document. marketability of the ETNs. 1. The ETNs are listed on the NYSE Arca stock exchange under the ticker symbol “VQT”. See “A Trading Market for the ETNs May Not Develop” in “Selected Risk Considerations” at the end of this document. 2. An Investor may redeem the ETNs on a daily basis directly to the issuer, Barclays Bank PLC, provided that the investor presents at least 25,000 of the ETNs for redemption and follows the procedures described in the relevant pricing supplement. See “Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions” in “Selected Risk Considerations” at the end of this document. Before investing in the ETNs, investors should read in full the pricing supplement for the ETNs, available through visiting etnplus.com. www.etnplus.com

Disclaimer Selected Risk Considerations An investment in the ETNs involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the Index caused by any daily increase or decrease in the level of the Index. Additionally, if the level of the Index is insufficient to offset the negative effect of the investor fee, you will lose some or all of your investment at maturity or upon redemption, even if the value of the Index has increased. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Past Performance Is Not Indicative of Future Results: It is impossible to predict whether any Index underlying your ETNs will rise or fall. The actual performance of the Index underlying your ETNs or any index component over the term of the respective series of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile. Dynamic Allocation Risk: The value of the Index will depend upon the success of the Index in dynamically allocating between the equity and volatility components. The allocation of the Index to the equity and volatility components is based on realized volatility and implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. The Stop-Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%: The stop-loss feature is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the S&P 500® Dynamic VEQTOR Excess Return Index has lost 2% or more of its value over any five consecutive index business day period. Because the value of the Index may, for instance, decline more than 2% over a five consecutive business day period prior to the occurrence of the stop-loss event, decline more than 2% over longer than five consecutive business days, or decline over multiple stop-loss events, the stop loss feature of the Index does not ensure that losses are limited to 2%. The Performance of the Underlying Indices Are Unpredictable: An investment in the ETNs linked to the performance of the Index is subject to risks associated with fluctuations, particularly a decline, in the performance of the Index. Because the performance of the Index is linked to the S&P 500® Total Return and the S&P 500 VIX Short-Term FuturesTM Index TR (which seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts) the performance of the Index will depend on many factors, including the level of the S&P 500®, the prices of options on the S&P 500®, and the level of the VIX Index, which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the Index. Additional factors that may contribute to fluctuations in the level of the Index include prevailing market prices and forward volatility levels of the US stock markets and the equity securities included in the S&P 500®, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the US stock markets, the index components included in the Index, and prevailing market prices of options on the Index or any other financial instruments related to the Index; supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the ETNs; interest rates; or economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or other financial instruments related to the Index. These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. Credit of Barclays Bank PLC: The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, although they are not required to and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange. Therefore, the liquidity of the ETNs may be limited. No Interest Payments from the ETNs: You will not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on an optional redemption date. You may only redeem your ETNs on an optional redemption date if we receive a notice of redemption from you by certain dates and times as set for in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, pricing supplement and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec. gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. or any agent or dealer participating in this offering to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may also be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019. The Securities may be sold during regular trading hours on the applicable exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses. “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term FuturesTM”, “S&P 500® Total Return”, “S&P 500® Excess Return” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by the Index sponsor. ©2012 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. P0524 | CSNY424502 v5 | September 2012